Exhibit 99.2

Kentucky Utilities Requests Rate Change for Improved Service and Reliability
Increase amounts to less than 25 cents per day, to be effective January 2013, if approved by the Kentucky Public Service Commission

LEXINGTON, Ky., (June 8, 2012) – Kentucky Utilities Company announced today it plans to file a request with the Kentucky Public Service Commission later this month to increase base electric rates by $82.4 million primarily to recover costs associated with improving service and reliability.

KU and its sister utility, Louisville Gas and Electric Company, have invested nearly $1 billion in the last 29 months to meet energy demands and improve service and reliability. More than 4,000 generation, transmission and electric and gas distribution projects have occurred during that time.

Some of the largest investments were to meet customers’ continued growing energy needs and enhance reliability–the new 585-megawatt unit at the Trimble County 2 Generating Station, one of the cleanest coal-fired units in the country, upgrades to the distribution system and transmission systems, enhanced substation reliability and upgrades at Dix Dam, the hydroelectric plant on Lake Herrington.

The utilities have taken significant steps to improve service by creating nearly 175 new jobs since the last rate case.  Many of the positions are located in Morganfield at LG&E’s and KU’s new customer care center, where approximately 50 employees were hired.

The utilities also have created a number of jobs to help meet tighter federal cyber security standards as well as more stringent transmission reliability requirements.  KU and LG&E were honored last year for superior commitment to reliability performance by SERC Reliability Corporation, the non-profit organization responsible for promoting and improving system reliability.

“We are creating additional jobs, adding cleaner energy and improving our service to ensure that we continue to deliver safe and reliable energy at the lowest cost possible,” said Victor A. Staffieri, chairman, CEO and president of LG&E and KU. “We continue to be ranked as an industry leader in areas such as low rates, safety, reliability and operational excellence, and, just as a vehicle needs regular maintenance, we must continue to invest in our system.”

For a residential KU customer using 1,000 kWh per month, this will mean an increase of approximately $6.98 per month, or less than 25 cents per day.

KU will file for the increase on June 29 and, if approved, the increase will not occur until January 2013. Customers can visit www.lge-ku.com/rates for more information concerning the requested rate adjustments.

To help offset the requested rate increase, customers are encouraged to take action and enroll in the company’s energy efficiency programs designed to help customers save energy and money. Visit www.lge-ku.com/savingenergy for a complete list of energy efficiency programs and services.

Louisville Gas and Electric Company and Kentucky Utilities Company, part of the PPL Corporation (NYSE: PPL) family of companies, are regulated utilities that serve a total of 1.2 million customers and have consistently ranked among the best companies for customer service in the United States. LG&E serves 321,000 natural gas and 397,000 electric customers in Louisville and 16 surrounding counties. Kentucky Utilities serves 546,000 customers in 77 Kentucky counties and five counties in Virginia. More information is available at www.lge-ku.com and www.pplweb.com.